Exhibit 10.27

THE GREENBRIER COMPANIES

NONQUALIFIED DEFERRED COMPENSATION PLAN

Amendment No. 2

The Greenbrier Companies, Inc. (the “Company”) hereby adopts this Amendment No. 2 to The Greenbrier Companies Nonqualified Deferred Compensation Plan (the “Plan”) in order to permit the Company to make discretionary “target benefit” contributions on behalf of selected Participants in the Plan. This Amendment No. 2 is effective as of August 28, 2012 (the “Effective Date”) and amends the terms of the Adoption Agreement for the Plan executed on December 29, 2009, as previously amended.

1. Contributions. Section 2.03 of the Adoption Agreement is amended by deleting the selection of subsection 2.03(a), and selecting subsection 2.03(e). Section 2.03(e) of the Adoption Agreement shall read as follows:

“Target Benefit Program. The Company has adopted this Target Benefit Program in place of the Greenbrier Leasing Company LLC Manager Owned Target Benefit Plan (the “Prior Target Benefit Plan”), which is being terminated. Benefits accrued by Participants under the Prior Target Benefit Plan are taken into account for purposes of determining allocation of contributions under this Target Benefit Program.

A. Selection of Eligible Participants. The Compensation Committee may, from time-to-time select employees of the Company or its affiliates who shall be eligible to participate in the “Target Benefit Program” under the Plan. Eligible Participants may receive an allocation of discretionary Company target benefit contributions, which allocations shall be credited to a Target Benefit Program account on their behalf under the Plan. The employees who are eligible to participate in the Target Benefit Program under the Plan as of the Effective Date are set forth on Appendix A. Any additional employees shall begin participating in the Target Benefit Program on the date specified in their designation of eligibility. If no date is specified in the designation of eligibility, participation shall begin on the January 1 next following the date of the designation. Once an employee has been designated as eligible to participate in the Target Benefit Program, the designation of eligibility may not be revoked, and participation shall continue until the Participant’s termination of employment with the Company and any affiliate (including any extended eligibility period that may be provided for in an individual agreement between the Company and the Participant).

B. Target Benefit Contributions. The Target Benefit Program is designed to provide eligible Participants with a retirement benefit in an amount (the “Target Benefit Amount”) equal to 50% of a Participant’s Final Base Salary, payable in monthly installments over 180 months beginning on the Participant’s Normal Retirement Date. The foregoing notwithstanding, no amount or level of benefits is assured or guaranteed, and no provision of the Target Benefit Program is intended or shall be construed to create any entitlement to a specific amount or level of benefits or to impose any obligation on the Company to make contributions of any specified amount or level whatsoever. The Compensation Committee shall determine the amount of the

Company’s annual Target Benefit Program contribution to the Plan, if any, in its sole discretion. Participants’ benefits under the Target Benefit Program shall be fully vested and non-forfeitable at all times.

C. Allocation of Contributions. Each Target Benefit Program contribution to the Plan shall be allocated among eligible Target Benefit Program Participants except those (i) who reached age 65 any time prior to or during the Plan Year in respect of which the contribution is made, (ii) whose employment with the Company and affiliates terminates during the Plan Year in respect of which the contribution is made, or (iii) for whom the amount of the Retirement Benefit plus benefits accrued under the Prior Target Benefit Plan is projected to equal or exceed the Target Benefit Amount. The foregoing notwithstanding, the Compensation Committee may designate a Participant as eligible to receive an allocation for a Plan Year notwithstanding the Participant having reached age 65 or terminated employment during the Plan Year, in its sole discretion. Each year for which the Company makes a Target Benefit Program contribution, the Administrator shall allocate the contribution among eligible Participants in such amounts as the Administrator determines in its sole discretion and using such actuarial methodology or methodologies as the Administrator deems appropriate, which amount may be zero, with the goal or providing each eligible Participant a Retirement Benefit of the Target Benefit Amount (taking into account the value of benefits accrued by the Participant under the Prior Target Benefit Plan as of the Effective Date, regardless of whether the Participant elects or has elected to take an early distribution of benefits under the Prior Target Benefit Plan).

D. Change in Control. Within 30 days following the termination of a Participant’s employment without Cause or for Good Reason that occurs within 24 months following a Change in Control of the Company, the Company shall contribute on behalf of the affected Participant an amount equal to the discounted present value of the aggregate projected annual allocations to the Participant for the Plan Year in which the Participant’s employment is terminated and all future Plan Years until the Participant’s Normal Retirement Date. The amount of each future annual allocation will equal the amount of the Participant’s average allocation for the prior three Plan Years of participation immediately preceding the year in which the Participant’s termination of employment occurred (or all Plan Years of participation, if less than three). A full year’s allocation shall be credited for both the year in which the Participant’s termination of employment occurs and the year in which the Participant’s Normal Retirement Date occurs. The interest rate used in determining present value shall be the interest rate applicable to the Company’s principal bank borrowings as of the effective date of the Change in Control or, if no such rate is readily determinable, at a rate equal to the current prime rate as listed in the Eastern print edition of the Wall Street Journal as of the effective date of the Change in Control transaction plus1.5%

E. Definitions. For purposes of the Target Benefit Program a Participant’s:

(i)	“Final Base Salary” shall mean the Participant’s annualized base salary rate in effect as of the last day of the calendar year preceding the calendar year during which the Participant attains age 65.

(ii)	“Normal Retirement Date” shall mean the date of the Participant’s 65th birthday.

(iii)	“Retirement Benefit” shall mean payment of the amount credited to the Participant’s Target Benefit Program account in substantially equal month installments beginning on the Participant’s Normal Retirement Date and continuing for 180 months.

(iv)	The “Administrator” shall be the Chief Financial Officer of the Company, or such other person or persons as may be appointed by the Chief Executive Officer of the Company to administer the Target Benefit Program. The Administrator shall decide any questions about the rights of Participants and in general administer the Target Benefit Program. The Administrator may delegate all or part of his administrative duties to one or more agents and may retain advisors for assistance. The Administrator may consult with and rely upon the advice of counsel, who may be counsel for the Company.

(v)	“Cause” shall mean the conviction of the Participant (including a plea of nolo contendere) of a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Participant’s ability to perform substantially the Participant’s duties for the Company.

(vi)	“Good Reason” shall mean the occurrence of any of the following:

(A) Any material diminution in the Participant’s title, position, duties or responsibilities or authorities (which shall include, without limitation , any change such that Participant is no longer serving in the position in which he serves as of the Effective Date in publicly-traded company); the assignment to him of duties that are materially inconsistent with, or materially impair his ability to perform, the duties then assigned to him, in each case as determined by Participant in good faith; or any change in the reporting structure so that the Participant is required to report to any person other than the Company’s Chief Executive Officer;

(B) A reduction by the Company of Participant’s base salary exceeding 5 percent of Participant’s base salary as in effect immediately prior to the Change in Control, or an adverse change in the form or timing of the payment of Participant’s base salary;

(C) A reduction by the Company of Participant’s annual bonus exceeding 20 percent of Participant’s prior year’s annual bonus (unless such reduction relates to the amount of annual bonus payable to Participant for the achievement of specified performance goals, or to the attainment of profitability levels of the Company or certain of its subsidiaries, and the non-

achievement of such goals and/or the non-attainment of profitability levels of the Company or certain of its subsidiaries, is the reason for the reduction in Participant’s annual bonus compared to the prior year’s bonus);

(D) The Company’s requiring the Participant to be based at any office more than 30 miles from where Participant’s office is located immediately prior to the Change in Control.

(E) The Company fails to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume expressly and agree to perform its obligations under the Target Benefit Program, provided that such successor has received at least ten days’ prior written notice from the Company of such obligations.

F. Investment Options. Participants may direct the investment of their Target Benefit Program accounts in accordance with the terms of the Plan. The Administrator may make available to Target Benefit Program Participants additional investment alternatives that are not generally available under the Plan which may be made available for investment of Target Benefit Program accounts only, including without limitation annuity investment vehicles.

2. Effective Date. This Amendment No. 2 shall be effective as of the date set forth above. Except as hereby amended, the Plan shall remain in full force and effect.

THE GREENBRIER COMPANIES, INC.

By:	/s/ Martin R. Baker

Title:	Senior Vice President

This Amendment No. 2 to The Greenbrier Companies Nonqualified Deferred Compensation Plan was adopted and approved by the Compensation Committee of the Board of Directors on August 28, 2012.

APPENDIX A TO AMENDMENT NO. 2 TO THE GREENBRIER COMPANIES

NONQUALIFIED DEFERRED COMPENSATION PLAN

As of the Effective Date of Amendment No. 2, the group of employees who are eligible to participate in the Target Benefit Program under the Plan are the following:

1.	Mark J. Rittenbaum

2.	Timothy A. Stuckey

3.	Maren C. Malik

4.	James T. Sharp

5.	Alejandro Centurion